NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS JANUARY
COMPARABLE STORE SALES INCREASE NINE PERCENT

PEMBROKE PINES, FL., February 2, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended January 28, 2006 comparable store sales rose nine percent, in contrast to the four-week period ended January 29, 2005 when comparable store sales rose seven percent. Total sales during the four-week period ended January 28, 2006 increased nine percent to $81,512,000 compared with $74,542,000 for the comparable four-week period last year.

Comparable store sales results for January 2006 compared to January 2005 were as follows:

•	Claire’s North America: positive mid teens

•	Claire’s International: negative low single digits

•	Icing by Claire’s: positive mid teens

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange, with January 2006 revenues reflecting the strengthening of the U.S. dollar compared to January 2005.

Sales for the fourth fiscal quarter ended January 28, 2006 increased five percent to $414,399,000 from $395,891,000 during last year’s comparable fiscal quarter. Comparable store sales increased six percent following an increase of five percent during last year’s fourth fiscal quarter.

For Fiscal 2006 in its entirety sales increased seven percent to $1,369,393,000 compared to sales of $1,279,407,000 for the comparable period last year. Comparable store sales increased six percent compared to an increase of eight percent during Fiscal 2005.

Co-Chairman and Co-CEO Bonnie Schaefer stated that, “Comparable store sales in our International Division were slightly negative in January. While these results were below our internal plan, our promotional stance resulted in closing inventories that are significantly lower than at the end of this year’s third fiscal quarter. This enhances our opportunity to bring in fresh, exciting new merchandise for spring and to continue repositioning the Company in Europe, as we build further recognition for Claire’s as a destination for costume jewelry in addition to accessories.”

Co-Chairman and Co-CEO Marla Schaefer stated that, “We are extraordinarily pleased with the strong performance turned in by our North American operations during January. Claire’s and Icing by Claire’s each exceeded our internal plans. Shoppers returned in full force to take advantage of both early spring offerings and sale merchandise, further supporting the concept that January is transitioning into a more important shopping month than in prior years.” CLAIRE’S STORES, INC. (Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2006	FY 2005	CHANGE	CHANGE

February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
August	$110,717	$98,990	12%	10%
September	$116,366	$105,884	10%	8%
October	$100,351	$91,828	9%	8%
November	$101,433	$97,325	4%	5%
December	$231,454	$224,024	3%	4%
January	$81,512	$74,542	9%	9%
Year-to-Date	$1,369,393	$1,279,407	7%	6%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of January 28, 2006, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 172 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 84 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com